Exhibit 99.1

OphthaliX Announces Top-Line Results of Phase III Study with CF101 for Dry Eye Syndrome

Petach Tikva, Israel, December 30, 2013 / OphthaliX Inc. (OTCQB: OPLI), announced today results from a 24 week, placebo-controlled phase III study involving 237 patients with moderate-to-severe Dry Eye Syndrome who were treated with its licensed drug CF101, an A3 adenosine receptor agonist. The patients were randomized to receive two oral doses of CF101 (0.1 mg or 1.0 mg) or a placebo, for a period of 24 weeks.

In the study, CF101 did not meet the primary efficacy endpoint of complete clearing of corneal staining, nor the secondary efficacy endpoints. Nonetheless, CF101 was found to be well tolerated. The company is evaluating the results of this study and will provide an update on its plans for the dry eye syndrome indication at a later date.

OphthaliX is also developing CF101 for the treatment of Glaucoma and Uveitis. The interim data from the ongoing phase II study in Glaucoma is expected to be released during 2014.

About OphthaliX Inc.

OphthaliX Inc. is a clinical-stage biopharmaceutical company focused on developing therapeutic products for the treatment of ophthalmic disorders. OphthaliX's product candidate, CF101, is being developed to treat three ophthalmic indications: dry eye syndrome; glaucoma; and uveitis.

About CF101

CF101, an A3 adenosine receptor agonist, is a novel, first in class, small molecule, orally bioavailable drug which demonstrated efficacy and an excellent safety profile in Phase II clinical studies. Through a service arrangement with its parent, Can-Fite, OphthaliX currently develops CF101 for the treatment of ophthalmic indications, including dry eye syndrome (Phase III), glaucoma (Phase II) and uveitis (initiating Phase II). CF101 is also developed by Can-Fite for the treatment of autoimmune inflammatory diseases, including, but not limited to, rheumatoid arthritis (Phase IIb) and psoriasis (Phase II/III).

Contact:

Barak Singer

barak@ophtahlix.com

+972-3-9241114

This release contains forward-looking statements regarding OphthaliX’s future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of business development efforts and the timeliness of development activities, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. OphthaliX undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.